AMENDMENT TO

TRANSFER AGENCY SERVICES AGREEMENT

Amendment, effective December 6, 2016 to that certain Transfer Agency Services Agreement dated March 27, 2015 (the “Agreement”) with respect to HC Capital Trust (the “Trust”), a Delaware statutory trust. Capitalized terms used herein shall have the meaning set forth in the Agreement.

WHEREAS, Citi Fund Services Ohio, Inc. (“Citi”) and the Trust originally entered into the Agreement on March 27, 2015; and

WHEREAS, Citi assigned the Agreement to SunGard Investor Services LLC (“SunGard”) on April 1, 2015; and

WHEREAS, SunGard was purchased by FIS Investor Services LLC (“FIS”) on December 1, 2015, and FIS continues to provide the Services pursuant to the terms and provisions of the Agreement; and

WHEREAS, the undersigned parties desire to amend the Agreement to reflect the retention of FIS as the Service Provider by the Trust.

NOW, THEREFORE, the parties hereto agree as follows:

1.	All references to “Citi,” “Service Provider” and/or “SunGard” in the Agreement are hereby amended to refer to FIS.

2.	The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to Transfer Agency Services Agreement as of the date set forth above.

HC CAPITAL TRUST		FIS INVESTOR SERVICES LLC

By:	/s/ Colette Bergman	By:	/s/ Fred Naddaff
	Name: Colette Bergman		Name: Fred Naddaff
	Title: VP & Treasurer		Title: Chief Operating Officer